EXHIBIT 10.3
September 13, 2006
VIA HAND DELIVERY
PERSONAL AND CONFIDENTIAL
Mr. Robert T. Smith
[address]
Re: Termination of Employment from Sun-Times Media Group, Inc.
Dear Bob:
     This letter agreement (this “Agreement”) sets forth certain terms and conditions in connection with your termination of employment from Sun-Times Media Group, Inc. (“Sun-Times”) and its subsidiaries and affiliates, effective as of September 30, 2006 (the “Effective Date”). In consideration of the mutual covenants set forth below and other valuable consideration, including Sun-Times’s agreement to provide you with certain payments and benefits to which you are not otherwise entitled, the receipt and sufficiency of which Sun-Times (together with its parent corporations, affiliates, past and present officers, directors, stockholders, agents, employees, publications, legal representatives, successors, and assigns, hereinafter collectively referred to as, the “Company”) and you hereby acknowledge, Sun-Times and you hereby agree as follows:
     1. Termination of Employment.
     As of the Effective Date, you will no longer be an employee of Sun-Times or any of its subsidiaries or affiliates. You shall continue to perform your regular duties and responsibilities through the Effective Date. Except as otherwise agreed by Sun-Times, you shall relinquish all titles, positions and authorities that you held during your employment, with respect to Sun-Times and each and every subsidiary or affiliate of Sun-Times with which you have held positions as an officer and/or director. You agree to provide execute any and all documents necessary to effect your resignation from all such positions. It is understood that there are some indirect subsidiaries of Sun-Times with respect to which it may be difficult to effect a change in membership of the board of directors by the Effective Date. In such circumstances, you agree to remain as a member of the board of directors and to cooperate with Sun-Times and each such subsidiary until such time as Sun-Times determines it appropriate for you to resign from such position.
     2. Separation Benefits.
     You have the right to receive a lump sum payment for any accrued, unused vacation time, reduced by all applicable withholding taxes, regardless of whether you sign this Agreement. In addition, in consideration of your full cooperation with Sun-Times and its subsidiaries and affiliates as described in Paragraph 3, and your agreement to the terms of the Release (as defined in Paragraph 6), and to the other obligations set forth in this Agreement, Sun-Times shall provide you with the following:
     (a) Cash Severance Payments. (i) You shall receive a cash lump sum payment in an amount equal to Two Hundred Thirty-Five Thousand Dollars ($235,000.00), which shall be payable within 10 business days following the Effective Date, subject to the last sentence of this Paragraph

2.
     (ii) You shall receive cash payments in the aggregate amount of Three Hundred Ten Thousand Dollars ($310,000.00), 25% of which shall be payable during the period commencing on the Effective Date and ending on December 31, 2006, in bi-weekly installments in accordance with Sun-Times’s customary payroll practices, and the remaining 75% of which shall be payable on January 5, 2007, subject in each case to the last sentence of this Paragraph 2.
     (b) Treatment of Outstanding Stock Options. Any and all unvested and unexpired options to acquire common stock of Sun-Times that had been previously granted to you shall terminate on the Effective Date, provided that your outstanding options to purchase 6,536 shares of Sun-Times common stock at an exercise price of $6.69 per share, that would otherwise have vested on February 6, 2007, shall be deemed to have vested as of the Effective Date. Your ability to exercise vested options shall expire on October 31, 2007, unless otherwise agreed by Sun-Times.
     (c) Treatment of Outstanding Deferred Stock Units (“DSUs”). Your previously granted DSUs with respect to 7,146 shares of Sun-Times common stock that have not yet vested by reason of elapsed time from the date of grant shall be vested as of the Effective Date in accordance with the plans under which the DSUs were granted. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, distribution of shares of Sun-Times common stock in satisfaction of all of your vested DSUs shall not be made until immediately following the expiration of the six-month period following the Effective Date (i.e., on April 1, 2007).
     (d) Health and Dental Insurance. If you so elect, Sun-Times will continue to provide you, at Sun-Times’s expense, subject to the last sentence of this Paragraph 2, with health and dental insurance at a level consistent with that provided to employees of Sun-Times until March 31, 2008 (the “COBRA Period”) unless you earlier attain substantially comparable insurance coverage through a new job position. You agree to notify Sun-Times upon the event that you obtain such replacement insurance coverages. You will be responsible during the COBRA Period for the amount that active employees are then required to contribute for such health and dental insurance coverages. Subject to the last sentence of this Paragraph 2, if you have not yet obtained such replacement insurance coverages as of the expiration of the COBRA Period, Sun-Times shall extend such insurance coverages, if permitted under the terms of its insurance plans, for up to an additional 18 months; provided, however, that if such additional coverage is not permitted under the terms of the applicable insurance plans, Sun-Times and you shall negotiate in good faith a substantially equivalent arrangement (which may include cash payments to you by Sun-Times in an amount equal to an amount sufficient to permit to you acquire substantially comparable insurance coverage (on a community-rated basis), less any amount that active employees are then required to contribute for such health and dental insurance coverages).
     Notwithstanding the foregoing, payments under Paragraph 2(a) shall not be payable (or otherwise commence) until this Agreement becomes fully effective and enforceable in accordance with Paragraph 6 (i.e., upon the eighth day following the date you have signed this Agreement so long as you have not previously revoked this Agreement), and your entitlement to the benefits under Paragraphs 2(b), (c) and (d) shall be void ab initio if you revoke this Agreement before it becomes fully effective and enforceable in accordance with Paragraph 6.
     3. Consulting; Cooperation.
     (a) During the 12-month period following the Effective Date, you agree to provide to Sun-Times and its subsidiaries and affiliates, on an as-needed basis, consulting services relating to their Treasury department activities. The services that shall be required of you shall include, but not be limited to, assisting your successor in the assumption of your prior responsibilities, making introductions as needed for a successful transition, and providing such additional reasonable assistance to ensure a smooth transition of responsibilities.
     (b) You further agree that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, you shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company, which relates to events occurring during your employment with Sun-Times and its subsidiaries and affiliates (and their predecessors and successors) as to which you may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial).
     (c) Sun-Times agrees to reimburse you for all reasonable out-of-pocket expenses associated with the provision of these consulting services and such reasonable cooperation, subject to the provision of detailed invoices for all expenses so incurred. In requesting your services from time to time and such reasonable cooperation, Sun-Times shall make reasonable efforts to accommodate your schedule and the requirements of your employer.
     4. Return of Confidential Information; Nondisparagement; Return of Company Property.
     (a) You agree to return to Sun-Times and its subsidiaries and affiliates any and all confidential and proprietary information you have acquired regarding Sun-Times and its subsidiaries and affiliates, including information about their personnel, policies, publications, business practices, strategic plans, advertisers, customers, suppliers, distributors, readers, financial forecasts, production data, marketing techniques, promotional plans, and financial information, and to hold in the strictest confidence, except as required by applicable law, and not to disclose any of said information to anyone, and to refrain from making any statements or representations to any employee of Sun-Times and its subsidiaries and affiliates or to their customers, suppliers, competitors or the public at large which might disparage or have a detrimental effect on Sun-Times’s and its subsidiaries’s and affiliates’s business, operations, public image, reputation or their relations with advertisers, customers, suppliers, employees, lenders, competitors, or other business associates.
     (b) Sun-Times agrees that you shall be entitled to retain any personal computing equipment provided to you by Sun-Times and its subsidiaries and affiliates, including any PCs and laptops, subject to the condition that Sun-Times be permitted to remove from such equipment all proprietary software and documents. You may also retain the Blackberry provided to you by Sun-Times and its subsidiaries and affiliates, subject to the same condition set forth immediately above. All other property of Sun-Times and its subsidiaries and affiliates which you have in your possession including, but not limited to, all access cards, facility keys and credit cards, shall be returned to Sun-Times and its subsidiaries and affiliates by the Effective Date, except as otherwise agreed to between you and Sun-Times.
     5. COBRA Generally.
     The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) requires that, in certain cases, terminated employees be allowed to continue their medical and dental insurance beyond their separation date at their own expense. An explanation of your rights under COBRA will be sent to you under separate cover at a future date.
     6. Release.
     (a) You hereby agree to WAIVE any and all rights in connection with, and to fully RELEASE and forever discharge the Company from, any and all torts, contracts, claims, suits,

actions, causes of action, demands, rights, damages, costs, expenses, attorneys fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which you have or ever had (from the beginning of time through and including the date hereof) against the Company, including without limitation on account of or in any way arising out of, relating to or in connection with your employment by or separation of employment from Sun-Times and its subsidiaries and affiliates (and their predecessors and successors), and any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, claims for wages, employment benefits, tort claims and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance and any other federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state relating to employment, employment contracts, wrongful discharge or any other matter; provided, however, that the foregoing waiver and release shall not apply to your rights in respect of any benefit or claim to which you are entitled under employee pension or welfare benefit plans and programs of Sun-Times and its subsidiaries and affiliates in which you are a participant prior to the Effective Date, or to your rights to enforce this Agreement.
     (b) Release of Age Discrimination Claims. In further consideration of the promises made by the Company in this Agreement, you specifically WAIVE any and all rights in connection with, and fully RELEASE and forever discharge the Company from, any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which you have or ever had (from the beginning of time through and including the date hereof) against the Company, arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). You further agree that:
(i)	your waiver of rights under this release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990;

(ii)	you understand the terms of this release;

(iii)	the consideration provided in Paragraph 2 represents consideration over and above that to which you otherwise would be entitled, that the consideration would not have been provided had you not signed this release, and that the consideration is in exchange for the signing of this release;

(iv)	the Company is hereby advising you in writing to consult with your attorney prior to executing this release;

(v)	the Company is giving you a period of twenty-one days within which to consider this release;

(vi)	following your execution of this release you have seven (7) days in which to revoke this release by written notice. To be effective, the revocation must be made in writing and delivered to and received by Pamela A. Davidson, Assistant Corporate Counsel, Sun-Times Media Group, Inc., 350 North Orleans, 10 South, Chicago, Illinois 60654, no later than 4:00 p.m. on the seventh day after you execute this release. An attempted revocation not actually received by Ms. Davidson before the revocation deadline will not be effective; and

(vii)	this entire Agreement shall be void and of no force and effect if you choose to so revoke, and if you choose not to so revoke this Agreement shall then become fully effective and enforceable.
     This Paragraph 6(b) does not waive rights or claims that may arise under the ADEA after the date you sign this Agreement. In addition, nothing in this Agreement shall in any way affect your right to the indemnification and expense advancement to the extent provided by the Company’s bylaws and Articles of Incorporation; provided, however, that the Company shall not be liable, and shall not provide a defense and indemnification for any claim wherein you have not satisfied the applicable standard of conduct set forth in such by-laws and Articles, or wherein you have committed any acts of fraud, embezzlement or gross misconduct.
     7. Proceedings; No Admissions.
     (a) You hereby represent and warrant that: (i) you have no pending claims against the Company with any municipal, state, federal or other governmental or nongovernmental entity; and (ii) you will not file any claims with respect to any events occurring on or before the date hereof. You also acknowledge and agree that by entering into this Agreement you can never make claim or demand upon or sue the Company for any reason whatsoever relating to anything that has happened through the date hereof. Notwithstanding the foregoing, this Agreement shall not prevent you from (A) initiating or causing to be initiated on your behalf any complaint, charge, claim or proceeding against Sun-Times or its subsidiaries and affiliates before any local, state or federal agency, court or other body challenging the validity of the waiver of your claims under the ADEA contained in this Agreement (but no other portions of the Release); or (B) initiating or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to the ADEA.
     (b) Both parties acknowledge and agree that this Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, and shall not be admissible in any proceeding as, an admission of liability, error, violation, omission or wrongdoing by either party for any purpose whatsoever. Further, both parties acknowledge and agree that there has been no determination that either party has violated any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle. You further acknowledge that no precedent, practice, policy or usage shall be established by this Agreement or the offer to you of compensation and benefits herein.
     8. Continuing Obligations; Remedies.
     (a) Should you damage the reputation, goodwill or competitive position of Sun-Times or its subsidiaries or affiliates, or if you cause, directly or indirectly, any key executive employee of Sun-Times or its subsidiaries or affiliates to terminate his or her employment with Sun-Times or its subsidiaries or affiliates (except that you shall be permitted to respond to unsolicited requests for references), then Sun-Times will be entitled to reimbursement from you of the full amount of separation pay and other compensation and benefits that you have received under this Agreement through the date of such action by you, and Sun-Times will also be entitled to obtain injunctive relief against your continuing any such action.
     (b) You also understand and agree that in the event you, your heirs, spouse, family members, executors, or administrators attempt to institute or do institute any charge, claim, suit or action against the Company in violation of this Agreement, you shall be obligated, as an express condition of bringing such action, to tender back to Sun-Times the full amount of separation pay and other compensation and benefits that you have received under this Agreement; and you further agree that you will pay all of the Company’s costs, expenses and fees of defending against such action, including among other things, reasonable attorney’s fees. This paragraph does not grant you an option to return the money and institute an action. Instead this paragraph merely creates an additional term and condition precedent to bringing an action regardless of the fact that such action is expressly barred by this Agreement, and is without merit.
     (c) Should you breach any other term of this Agreement, including but not limited to filing any claim which you have agreed to release and waive under this Agreement or breaching any of the provisions of this Agreement, the Company will be entitled to recover damages for such breach and also to obtain injunctive relief against further breach by you. If Sun-Times or you at any time believe that the other party has breached any term of this Agreement, the party claiming a breach shall promptly notify the other in writing (if to you, at your address set forth on page 1 hereof; if to Sun-Times, to the contact person at the address specified in Paragraph 6(b)(vi)) of the specific basis for that belief, and the other party will have a period of ten (10) days within which to cure any breach (if cure is possible) or to otherwise respond to the claim of breach.
     9. Arbitration of Disputes; Payment of Expenses.
     Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration proceedings conducted in accordance with the commercial rules of the American Arbitration Association (“AAA”) as then in effect. Any arbitration shall be held in Chicago, Illinois. The arbitrator shall be selected by joint agreement of the Company and you, but if such agreement is not reached within seven (7) days of the date of the request for arbitration, the selection shall be made by the AAA in accordance with its commercial rules. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The costs and expenses of the arbitrator and all costs and expenses of experts, attorneys, witnesses and other parties reasonably incurred by the prevailing party shall be borne by the party that does not prevail in such arbitration or in any court proceeding relating to enforcement of this Agreement.
     10. Governing Law.
     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws.
     11. Acknowledgments; Revocation of Release.
     You hereby acknowledge (a) that the Company has given you a period of at least twenty one (21) days in which to review and consider this Agreement; (b) that the Company has advised, and does hereby in writing advise, you to consult with an attorney before signing this Agreement; (c) that you have read this Agreement in its entirety; (d) that you have had at least twenty one (21) days in which to confer with your own attorney for assistance and advice concerning this Agreement; (e) that you understand the terms of this Agreement; (f) that you understand that the terms of this Agreement are legally enforceable; (g) that you have entered into this Agreement freely, voluntarily, knowingly and willingly and were in no manner coerced into signing it; (h) that neither this Agreement nor the discussion and negotiation leading to it are or were, in any manner, discriminatory; (i) that you were, and hereby are, encouraged to discuss any questions, problems, or issues concerning this Agreement with the Company before signing it; (j) that you are waiving rights and claims you may have in exchange for consideration in addition to things of value to which you are already entitled; and (k) that after signing this Agreement you have a period of seven (7) days in which to revoke this Agreement, however, any such revocation must be in writing and must be addressed to Pamela A. Davidson, Assistant Corporate Counsel, Sun-Times Media Group, Inc., 350 North Orleans, 10 South, Chicago, Illinois 60654.

     12. Withholding.
     The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.
     13. Amendment; No Waiver; Interpretation.
     No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of Sun-Times (other than you). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.
     14. Severability.
     If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect to the fullest extent permitted by law. You agree that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.
     15. Entire Agreement.
     This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between you and the Company relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
     16. Binding on Successors.
     This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of your death, your estate and heirs in the case of any payments due to you hereunder).
     17. No Other Benefits.
     You agree that you are not entitled to any other compensation or benefits in connection with your termination of employment (other than pursuant to the terms of the employee benefit plans and programs of Sun-Times and its subsidiaries and affiliates in which you participated prior to the Effective Date, provided that you explicitly waive any right to receive any severance or similar benefits under such plans and programs (including without limitation any benefits under the Key Employee Severance Plan)).
     18. Counterparts.
     This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Bob, please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to me.

Very truly yours,

SUN-TIMES MEDIA GROUP, INC

By:

Name:	Gordon Paris
Title:	Chairman and CEO
I hereby accept the terms of this
Agreement and agree to abide by the
provisions hereof:

Robert T. Smith

Date: